SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 1996 (May 28, 1996)


                 HUDSON'S GRILL OF AMERICA, INC.
     (Exact name of Registrant as specified in its Charter)


                           California
         (State or other jurisdiction of incorporation)


                             0-13642
                   (Commission or File Number)


                           95-3477313
              (IRS Employer Identification Number)


      16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
            (Address of Principal Executive Offices)


Registrant's telephone number, including area code:
(214) 931-9743

Item 5.  Other Events.

     Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on May 28, 1996, it executed a letter of intent with Jackie's International, Inc. ("JII"), a corporation associated with Dr. S.L. Sethi of Jackson, Mississippi. The letter of intent envisions a franchise development agreement and an area representation agreement granting rights to build and to offer rights to develop Hudson's Grill restaurant franchises in an area that includes Alabama, Arkansas, Georgia, Louisiana, Mississippi, and Tennessee.

     According to the letter of intent JII is scheduled to build or convert 40 locations into Hudson's Grill restaurants by April 30, 2003. Two restaurants are to be opened by April 30, 1997, and four more are to be opened by April 30, 1998. Provided that the final agreements are acceptable to the parties, the Company has offered to grant options to purchase the Company's stock to Dr. Sethi at rate of one option to purchase 25,000 shares for each of the forty franchises opened in the development area pursuant to the development agreement. The exercise price is the current market price of the Company's stock. In addition, David L. Osborn and D. Marion Wood, who are major shareholders and are officers and directors of the Company, agreed to vote for Dr. Sethi as a director of the Company once certain conditions are met.

     Dr. Sethi has been involved in the restaurant, real estate and construction industries, both as a franchisee and as a franchisor, throughout the Southeastern United States for more than twenty-eight years and is based in Jackson, Mississippi. He owns or is affiliated with over seventy-five restaurants and is associated with companies that operate Pizza Inns, Western Sizzlin restaurants, Holiday Inns, Comfort Inns, and is the franchisor of the Bumpers Drive In chain.

     The Company also announced that a new board of directors was elected at its annual shareholders meeting that was held on May 28, 1996. The new directors are David L. Osborn, D. Marion Wood, and Thomas A. Sacco. The shareholders also voted to retain Hein + Associates as their auditors and approved an increase in the number of authorized shares of common stock to 100,000,000.

     At the directors meeting held after the shareholders meeting, the directors voted to retain the Company's current officers.

Item 7.  Exhibits.

     1. Press Release dated May 28, 1996, regarding the execution of a letter of intent with Dr. Sethi.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 29, 1996


                           HUDSON'S GRILL OF AMERICA, INC.
                           Registrant



                           s/s David L. Osborn
                           David L. Osborn

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